                                                                     EXHIBIT 2.2

                         AGREEMENT AND PLAN OF MERGER

                               September 3, 1999


                                 By and Among


                                 NETZEE, INC.
                            (A Georgia corporation)

                                      And

                               DYAD CORPORATION
                            (A Georgia corporation)

                                      And

                   CERTAIN SHAREHOLDERS OF DYAD CORPORATION

                               TABLE OF CONTENTS

ARTICLE 1    THE MERGER ................................................    1

  Section 1.1    The Merger.............................................    1
  Section 1.2    Time and Place of Closing..............................    1
  Section 1.3    Effective Time of the Merger...........................    2
  Section 1.4    Articles of Incorporation; Bylaws......................    2

ARTICLE 2    OFFICERS AND DIRECTORS OF THE SURVIVING
                CORPORATION.............................................    2

ARTICLE 3    CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES........    2

  Section 3.1    Consideration and Conversion of Shares.................    2
  Section 3.2    Escrow of Certain Shares...............................    3
  Section 3.3    Fractional Shares......................................    3
  Section 3.4    Surrender and Exchange of Certificates.................    3
  Section 3.5    Dissenting Shareholders................................    5
  Section 3.6    Legending of Securities................................    6
  Section 3.7    Company Stock Options and Other Securities.............    6

ARTICLE 4    RULES OF CONSTRUCTION......................................    7

ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                EXECUTING SHAREHOLDERS..................................    9

  Section 5.1    Organization...........................................    9
  Section 5.2    Capitalization.........................................   10
  Section 5.3    Authority; No Violation................................   10
  Section 5.4    Financial Statements...................................   11
  Section 5.5    Broker's and Other Fees................................   12
  Section 5.6    Absence of Certain Changes or Events...................   12
  Section 5.7    Legal Proceedings......................................   13
  Section 5.8    Taxes and Tax Returns..................................   13
  Section 5.9    Employee Benefit Plans and Relations...................   14
  Section 5.10   Compliance with Applicable Laws........................   14
  Section 5.11   Certain Contracts......................................   14
  Section 5.12   Properties and Insurance...............................   16
  Section 5.13   Environmental Matters..................................   17
  Section 5.14   Intellectual Property..................................   17
  Section 5.15   Adequacy of Technical Documentation....................   19
  Section 5.16   Third-Party Components in Software.....................   19

Agreement and Plan of Merger - Page i

  Section 5.17   Third-Party Interests or Marketing Rights in
                    Software............................................   19
  Section 5.18   Absence of Certain Agreements and Practices............   19
  Section 5.19   Major Vendors and Customers............................   20
  Section 5.20   [Intentionally Omitted]................................   20
  Section 5.21   Bank Accounts..........................................   20
  Section 5.22   Corporate Records......................................   21
  Section 5.23   Combinations Involving the Company.....................   21
  Section 5.24   Labor Relations........................................   21
  Section 5.25   Year 2000 Matters......................................   21
  Section 5.26   Change in Control Provisions...........................   22
  Section 5.27   Disclosure.............................................   22

ARTICLE 6    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE
                EXECUTING SHAREHOLDERS..................................   22

  Section 6.1    Securities Act Compliance..............................   22
  Section 6.2    Access to Information..................................   23
  Section 6.3    Experience; Investment.................................   23
  Section 6.4    No Prior Convictions...................................   23
  Section 6.5    Tax Advice.............................................   24
  Section 6.6    Shareholders' Additional Representations...............   24

ARTICLE 7    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............   25

  Section 7.1    Corporate Organization.................................   25
  Section 7.2    Capitalization.........................................   25
  Section 7.3    Authority; No Violation................................   26
  Section 7.4    Financial Statements...................................   27
  Section 7.5    Broker's and Other Fees................................   27
  Section 7.6    Legal Proceedings......................................   27
  Section 7.7    Properties and Insurance...............................   28
  Section 7.8    Intellectual Property..................................   28
  Section 7.9    Compliance with Applicable Laws........................   29
  Section 7.10   Taxes and Tax Returns..................................   29
  Section 7.11   Corporate Records......................................   30
  Section 7.12   Combinations Involving the Purchaser...................   30
  Section 7.13   Absence of Certain Changes or Events...................   30
  Section 7.14   Disclosure.............................................   30

ARTICLE 8    COVENANTS AND AGREEMENTS OF THE PARTIES....................   30

  Section 8.1    Conduct of Business....................................   30
  Section 8.2    Negative Covenants.....................................   31
  Section 8.3    No Solicitation........................................   33
  Section 8.4    Current Information....................................   34
  Section 8.5    Access to Properties and Records; Confidentiality......   34


Agreement and Plan of Merger - Page ii

  Section 8.6    Regulatory Matters; Consents; Cooperation, etc.........   34
  Section 8.7    Parties' Efforts; Further Assurances; Cooperation......   35
  Section 8.8    Public Announcements...................................   35
  Section 8.9    Failure to Fulfill Conditions..........................   35
  Section 8.10   Disclosure Supplements.................................   35
  Section 8.11   Release; Covenant Not to Sue...........................   35
  Section 8.12   Employment Agreements and Shareholder Agreements.......   36
  Section 8.13   No Transfers...........................................   36
  Section 8.14   Special Provisions with Respect to the Company.........   36
  Section 8.15   Cooperation and Exchange of Information................   37
  Section 8.16   Customer Contacts......................................   37
  Section 8.17   Additional Financial Statements........................   37
  Section 8.18   Information Statement and Proxy Statement..............   37
  Section 8.19   Tax Free Transaction...................................   37
  Section 8.20   Shareholders' Meeting..................................   37

ARTICLE 9     CLOSING CONDITIONS........................................   38

  Section 9.1     Conditions of Each Party's Obligations Under this
                    Agreement...........................................   38
                    (a)  Approvals and Regulatory Filings...............   38
                    (b)  Suits and Proceedings..........................   38
                    (c)  Consummation of Other Agreements...............   38
  Section 9.2     Conditions to the Obligations of Purchaser under this
                    Agreement...........................................   38
                    (a)  Representations and Warranties; Covenants and
                           Agreements; Consents.........................   38
                    (b)  Certificates...................................   39
                    (c)  Work Product Agreements........................   39
                    (d)  Execution of Agreement; Board and Shareholder
                           Approval.....................................   39
                    (e)  No Material Adverse Effect on the Company......   39
                    (f)  No Interest in Software........................   39
                    (g)  Release of Obligations.........................   39
                    (h)  Escrow Agreement...............................   40
  Section 9.3     Conditions to the Obligations of the Company and
                    the Shareholders under this Agreement...............   40
                    (a)  Representations and Warranties; Covenants
                           and Agreements; Consents.....................   40
                    (b)  Certificates...................................   40
                    (c)  Escrow Agreement...............................   40
                    (d)  Registration Rights Agreement..................   40

ARTICLE 10    TERMINATION, AMENDMENT AND WAIVER.........................   40

  Section 10.1    Termination...........................................   40
  Section 10.2    Effect of Termination.................................   41
  Section 10.3    Specific Performance..................................   41

Agreement and Plan of Merger - Page iii

     Section 10.4   Amendment.............................................  41
     Section 10.5   Extension; Waiver.....................................  42

ARTICLE 11     INDEMNIFICATION............................................  42

     Section 11.1   Indemnification by the Company and Shareholders.......  42
     Section 11.2   Indemnification by Purchaser..........................  42
     Section 11.3   Claims for Indemnification............................  43
     Section 11.4   Defense of Claim by Third Parties.....................  43
     Section 11.5   Third Party Claim Assistance..........................  43
     Section 11.6   Settlement of Indemnification Claims..................  44
     Section 11.7   Manner of Indemnification by the Company and
                      Shareholders........................................  44
     Section 11.8   Certain Limitations...................................  44
     Section 11.9   Exclusive Remedies....................................  45
     Section 11.10  Tax Effect and Insurance..............................  45
     Section 11.11  Subrogation...........................................  45

ARTICLE 12     MISCELLANEOUS..............................................  46

     Section 12.1   Expenses..............................................  46
     Section 12.2   Notices...............................................  46
     Section 12.3   Parties in Interest...................................  47
     Section 12.4   Entire Agreement......................................  48
     Section 12.5   Counterparts..........................................  48
     Section 12.6   Governing Law.........................................  48
     Section 12.7   Arbitration...........................................  48
     Section 12.8   Invalidity of any Part................................  49
     Section 12.9   Time of the Essence; Computation of Time..............  49
     Section 12.10  Shareholders Representative...........................  49

Agreement and Plan of Merger - Page iv

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated and effective as of September 3, 1999, by and among Netzee, Inc., a Georgia corporation (the "Purchaser"), DYAD CORPORATION, a Georgia corporation (the "Company"), and certain of the shareholders of the Company executing this Agreement, each a resident of the State designated on Schedule 3.1(d) (all of the shareholders of the Company, a "Shareholder" and collectively the "Shareholders"). The Purchaser, the Company and the Executing Shareholders are hereinafter collectively called the "Parties."

                             W I T N E S S E T H :

     WHEREAS, the shareholders executing this Agreement (the "Executing Shareholders") own substantially all of the issued and outstanding shares of the Company's common stock, without par value (the "Company Common Stock");

     WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser, the Company and the Executing Shareholders desire and deem it in their best interests that the Company be merged with and into the Purchaser (the "Merger");

     WHEREAS, the parties intend that the Merger qualify as a tax-free transaction pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent the consideration is common stock of the Purchaser; and

     WHEREAS, the Board of Directors of the Purchaser and the Company have approved the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                                  THE MERGER

     1.1 The Merger. At the Effective Time (as defined below), the Company shall be merged with and into the Purchaser in accordance with the provisions of this Agreement, and the Georgia Business Corporation Code (the "GBCC"), and the separate existence of the Company shall thereupon cease, and the Purchaser, as the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Georgia. The Merger shall have the effect provided under applicable laws including, but not limited to, Section 14-2-1106 of the GBCC.

     1.2 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30309 at 10:00 a.m. on the first business day after all conditions set forth in Article 9 (other than the

Agreement and Plan of Merger - Page 1
delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived in writing, or at such other place and time as the Company and Purchaser may agree (the "Closing Date"). The Parties agree to use all commercially reasonable efforts to hold the Closing on or before August 31, 1999. At the Closing, the parties shall execute and deliver the certificates, and other instruments and documents referred to in
Article 9.

     1.3 Effective Time of the Merger. Contemporaneous with or immediately following the Closing, the parties shall cause a certificate of merger (the "Certificate of Merger") to be executed, delivered and filed with the Secretary of State of the State of Georgia in accordance with the provisions of the GBCC. The Merger shall become effective at the time and date of such filing, unless a different effective time is specified in the Certificate of Merger (the "Effective Time").

     1.4 Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of the Purchaser shall become the Articles of Incorporation and Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 2
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     At the Effective Time, the persons who are directors and officers of the Purchaser at the Effective Time will become the directors and officers of the Surviving Corporation until such time as they may be replaced in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
              CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES

     3.1 Consideration and Conversion of Shares. At the Effective Time, in consideration for and fulfillment of the obligations, covenants, terms and conditions set forth in this Agreement, by virtue of the Merger:

          (a) Company Common Stock held by Accredited Investors. Each issued and outstanding share of Company Common Stock held by a person who is an Accredited Investor shall automatically be canceled and extinguished and shall thereafter be converted into only the right to receive that number of shares of common stock, without par value, of the Purchaser (the "Purchaser Common Stock") equal to (i) 700,000 reduced proportionately (i.e., by 38.36 for each share of Company Common Stock held by a person who is not an Accredited Investor and who consequently shall receive the cash payment provided in Section 3.1(b)), (ii) divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by persons who are Accredited Investors, subject to the escrow provided for in Section 3.2 below. Each share of Company Common Stock held

Agreement and Plan of Merger - Page 2
in the treasury of Company or by the Purchaser, if any, shall be automatically canceled and extinguished, and no payment shall be made in respect of such shares.

          (b) Company Common Stock not held By Accredited Investors. Each issued and outstanding share of Company Common Stock held by a person who is not an Accredited Investor shall automatically be canceled and extinguished and shall thereafter be converted into only the right to receive $402.83 per share.

          (c) Purchaser Common Stock. Each share of Purchaser Common Stock issued and outstanding at the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shall then constitute all of the issued and outstanding shares of the Surviving Corporation.

          (d) Accredited Investor. For purposes of this Section 3.1, "Accredited Investor" means a shareholder who the Purchaser reasonably believes, based upon written representations of the Shareholder, is an "Accredited Investor" as provided in Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). Company Disclosure Schedule 3.1(d) lists the shareholders who are Accredited Investors and those who are not Accredited Investors.

     3.2 Escrow of Certain Shares. At the Closing, Purchaser shall deliver (or cause to be delivered) to the escrow agent set forth in the Escrow Agreement in substantially the form of Exhibit 3.2 hereto (the "Escrow Agreement"), one certificate for Purchaser Common Stock equal to ten percent (10%) of the Purchaser Common Stock to be issued in connection with the Merger pursuant to
Section 3.1(a) (collectively, the "Escrow Shares") for the escrow established pursuant to the Escrow Agreement. Until such Escrow Shares are disbursed under the terms of the Escrow Agreement, the Shareholders shall be entitled to vote such Escrow Shares according to their pro rata interests, as provided in the Escrow Agreement. Dividends, distributions and other proceeds, if any, paid with respect to the Escrow Shares during the escrow period shall be held in escrow and disbursed under the Escrow Agreement in the same manner as the Escrow Shares. Certificates for the remaining shares of Purchaser Common Stock to be delivered in connection with the Merger shall be delivered to the Shareholders in accordance with Section 3.5.

     3.3 Fractional Shares. No fractional shares of Purchaser Common Stock will be issued, and fractional shares to which the Shareholders would otherwise be entitled will be disregarded.

     3.4  Surrender and Exchange of Certificates.

          (a) Exchange Agent. At the Closing, Purchaser shall deliver certificates for the number of shares of Purchaser Common Stock provided for in
Section 3.1(a) and cash to make payments pursuant to Section 3.1(b) (collectively the "Merger Consideration") to such financial institution as may be selected by Purchaser, or Purchaser shall appoint itself, to act as exchange agent for the Merger (the "Exchange Agent"). At the Effective Time, Purchaser

Agreement and Plan of Merger - Page 3
shall direct the Exchange Agent to deliver the number of shares of Purchaser Common Stock and cash provided for in Section 3.1 and Section 3.2.

          (b) Surrender of Certificates. Prior to the Effective Time, Purchaser shall cause the Exchange Agent to make available to each record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Stock (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for conversion thereof. Upon surrender to the Exchange Agent of the Certificates at the Closing or thereafter, together with such letter of transmittal duly executed, the holder of such Certificates shall be entitled to receive at the Closing or promptly after such surrender, if after the Closing, in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and counter-signed, as appropriate) representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 3.1(a) and (ii) the Certificates so surrendered shall forthwith be canceled. From the Effective Time until surrender in accordance with the provisions of this Section 3.4(b), each Certificate (other than Certificates representing treasury shares or Certificates held by the Purchaser) shall represent for all purposes only the right to receive the Merger Consideration. All payments in respect of Company Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

          (c) Lost Certificates. In the case of any lost, misplaced, stolen or destroyed Certificate, the holder thereof will be required, as a condition precedent to delivery to such holder of his or her portion of the Purchaser Common Stock, to deliver to Purchaser an indemnity agreement and a bond in such sum as Purchaser may direct as indemnity against any claim that may be made against Purchaser with respect to the Certificate alleged to have been lost, misplaced, stolen or destroyed.

          (d) Dividends on Purchaser Common Stock. No holder of a Certificate shall be entitled to delivery of any dividend or other distribution from Purchaser having a record date after the Effective Time until surrender of such holder's Certificate pursuant to this Section 3.4. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by Purchaser, but were not paid by reason of the foregoing with respect to the number of whole shares of Purchaser Common Stock represented by the Certificate issued upon such surrender. From and after the Effective Time, Purchaser shall, however, be entitled to treat any such Certificate that has not yet been surrendered pursuant to Section 3.4(a) as evidencing the ownership of the aggregate number of shares of Purchaser Common Stock represented by such Certificate, notwithstanding any failure to surrender such Certificate.

Agreement and Plan of Merger - Page 4

          (e) No Interest. No interest shall be paid or accrued on any portion of the Merger Consideration regardless of the cause for delay in payment of the Merger Consideration.

          (f) No Liability. Neither Purchaser nor the Company shall be liable to any holder of shares of Company Common Stock for any Purchaser Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (g) Adjustments. In the event that at any time after the date hereof and prior to the Effective Time, Purchaser shall effect (i) a dividend or other distribution with respect to Purchaser Common Stock, payable in Purchaser Common Stock, securities convertible into Purchaser Common Stock, rights to acquire Purchaser Common Stock or other property (other than cash), (ii) a combination or conversion of outstanding Purchaser Common Stock into a smaller number of shares of such Purchaser Common Stock, or (iii) any reorganization or reclassification, or any consolidation or merger of Purchaser with another corporation where Purchaser is not the surviving corporation, or the sale of all or substantially all of its assets to another corporation, in such a way that holders of outstanding Purchaser Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for Purchaser Common Stock (any such event described in clauses (i) through (iii) above, other than the transactions contemplated in the information statement provided to the Shareholders in connection with the transactions contemplated by this Agreement (the "Information Statement"), referred to as a "Diluting Event"), then, as a condition of such Diluting Event, lawful and adequate provision shall be made whereby the Shareholders shall thereafter be entitled to receive (under the same terms otherwise applicable to their receipt of Purchaser Common Stock), in addition to or in lieu of (as the case may be) the number of shares of Purchaser Common Stock to which such Shareholders are entitled immediately prior to such Diluting Event, such shares of stock, securities or other property as may be issued or payable with respect to or in exchange for that number of shares of Purchaser Common Stock to which the Shareholders were so entitled, and in any case appropriate provision shall also be made with respect to the Shareholders' rights and interests to the end that the provisions of this Section 3.3 shall thereafter be applicable in relation to any shares of stock, securities or other property thereafter deliverable to the Shareholders pursuant to the provisions hereof.

     3.5 Dissenting Shareholders. Any holder of Company Common Stock who dissents from the Merger and exercises dissenters' rights in accordance with the provisions of the GBCC and who perfects such rights pursuant to the GBCC shall be entitled to receive, in lieu of the consideration provided in Section 3.1, the value of such shares in cash as determined pursuant to the applicable provisions of the GBCC. Notwithstanding the other provisions of this Article 3, Company Common Stock with respect to which a proper demand has been made in accordance with the GBCC shall not be converted into the right to receive Merger Consideration applicable to such shares as set forth in Section 3.1, unless the holder

Agreement and Plan of Merger - Page 5
thereof shall have lost his status as a dissenting Shareholder pursuant to the applicable provisions of the GBCC.

     3.6  Legending of Securities.

          (a) The shares of Purchaser Common Stock to be delivered in connection with this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof, Regulation D promulgated thereunder, or other private offering exemptions, and similar exemptions under applicable state securities laws (the "State Acts"), and Purchaser is relying on the representations of the Shareholders with respect to such exemptions. Each Shareholder understands and agrees that stop transfer instructions with respect to the shares of Purchaser Common Stock received by each Shareholder pursuant to this Agreement will be given to Purchaser's transfer agent and that there will be placed on the certificates for such shares a legend stating in substance as follows:

       The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered, sold, transferred or otherwise disposed of unless registered with the United States Securities and Exchange Commission and the securities regulatory authorities of applicable states or unless an exemption from such registration is available.

          (b) The foregoing legends will also be placed on any certificate representing securities issued subsequent to the original issuance of the Purchaser Common Stock pursuant to this Agreement as a result of any transfer of such shares or any stock dividend, stock split or other recapitalization as long as the Purchaser Common Stock issued to the Shareholders pursuant to this Agreement has not been transferred in such manner to justify the removal of the legend therefrom.

     3.7  Company Stock Options and Other Securities.

          (a) Prior to or contemporaneously with the Closing, the Company shall convert into Company Common Stock or cancel all outstanding options, restricted stock awards, stock appreciation rights, warrants, debt instruments and other securities convertible into or exchangeable for shares of Company Common Stock or other securities of the Company (collectively, the "Outstanding Options"), including options, warrants and other rights to acquire Company Common Stock outstanding under (i) the Company's stock option plans; and (ii) all other agreements related to the Outstanding Options (collectively, with the plans referenced in clause (i) above, the "Stock Option Plans"); provided, however,
                                                           --------  -------
that no such conversions or cancellations shall affect the total number of shares of Purchaser Common Stock to be issued by Purchaser pursuant to Section
3.1. Copies of all Outstanding Options are attached as part of Company
                                                               -------
Disclosure Schedule 5.2.
-----------------------

Agreement and Plan of Merger - Page 6

          (b) No further options or shares of Company Common Stock or any other securities (whether securities of the Company or any other company) shall be issued under the Stock Option Plans.

          (c) Prior to the Closing, Company shall collect and withhold all required employment and other withholding taxes applicable or relating to the exercise or cancellation of, or any other action, omission or other thing relating to, the Outstanding Options, regardless of whether any such withholding tax arises prior to, contemporaneously with, or after the Closing.

                                   ARTICLE 4
                             RULES OF CONSTRUCTION

          In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

          (a) The singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

          (b)  Any reference to any gender includes the other gender;

          (c) Any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital of this Agreement;

          (d) Any reference to any agreement, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;

          (e) Any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

          (f) Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a visible form;

          (g) Any reference to a time or date or to a local time or date is a reference to the time and date in Atlanta, Georgia;

          (h) The headings and Article, Section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement,

Agreement and Plan of Merger - Page 7
nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement;

          (i) References herein to the "Company Disclosure Schedules" mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Company or the Shareholders to the Purchaser and all other documents, agreement, and other items disclosed by the Company or the Shareholders in writing to the Purchaser and attached to such schedules in connection with this Agreement, and references to a numbered Company Disclosure Schedule shall mean that portion of the Company Disclosure Schedules that refers to the specific section or subsection of Article 5 of this Agreement;

          (j) The term "disclosed by Purchaser" means and includes, with respect to information concerning any event, fact or circumstance, information contained in the Purchaser's Disclosure Schedules, in this Agreement and the other Purchase Agreements (defined in Section 12.4);

          (k)  The term "including" means "including, without limitation";

          (l) The term "Governmental Authority" means any United States federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body;

          (m) The term "Knowledge" as used with respect to (i) the Shareholders (including any references to the Shareholders being aware of a particular matter) means the actual knowledge of any of the Shareholders and (ii) the Company (including any references to the Company being aware of a particular matter) means the actual knowledge of any of the officers of the Company and information which any of them reasonably should have known, given the nature of the disclosure;

          (n) The term "Material Adverse Effect" with respect to a person or entity means any circumstance of, change in, or effect on the business and affairs of such person or entity or any of its Subsidiaries thereof that, individually or in the aggregate with any other circumstance of change in, or effect on, the business and affairs of such person or entity and its Subsidiaries is materially adverse to the business, operations, assets, liabilities, prospects, results of operations or financial condition of such person or entity and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect with respect to either Purchaser or the Company shall not include any adverse change in general economic conditions, industry conditions or general conditions in the markets in which each operates;

          (o) The term "person" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act (as defined herein);

Agreement and Plan of Merger - Page 8

          (p) References herein to the "Purchaser Disclosure Schedules" mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Purchaser to the Company and the Shareholders and all other documents, agreements and other items disclosed by the Purchaser in writing to the Company and the Shareholders and attached to such schedules in connection with this Agreement, and references to a numbered Purchaser Disclosure Schedule shall mean that portion of the Purchaser Disclosure Schedules that refers to the specific section or subsection of Article 7;

          (q) The term "Subsidiary" means any corporation, partnership, joint venture or other legal entity in which a specified person or entity, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner or managing member;

          (r) The term "Threatened" means any act that would cause a person reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur; and

          (s) Each of the Parties acknowledges that it has had the opportunity to negotiate the terms and provisions of this Agreement, with the assistance and review of its counsel. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                                   ARTICLE 5
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE EXECUTING SHAREHOLDERS

     To induce the Purchaser to enter into this Agreement and the other Purchase Agreements, the Company (for purposes of this Article 5, the Company shall be deemed to mean the Company and any Subsidiaries of the Company) and the Executing Shareholders, jointly and severally, hereby represent and warrant to Purchaser as follows:

     5.1  Organization.

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as disclosed on Company Disclosure Schedule 5.1(a), is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company.

Agreement and Plan of Merger - Page 9

          (b) Company Disclosure Schedule 5.1(b) sets forth true and correct copies of the Articles of Incorporation and Bylaws of the Company and all amendments thereto have been provided to Purchaser.

          (c) Except as disclosed on Company Disclosure Schedule 5.1(c), (i) the Company has no subsidiaries, and (ii) the Company does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

     5.2 Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock and 50,000 shares of preferred stock and no other form of capital stock. As of the Closing Date, there shall be 18,246 shares of Company Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. Company Disclosure Schedule 5.2 sets forth the number of shares of Company Common Stock owned by each Shareholder and the number of shares of Company Common Stock which may be acquired by each holder of warrants and options to purchase Company Common Stock. Other than as disclosed on Company Disclosure Schedule 5.2, there are no options, warrants, or other rights to acquire Company Common Stock. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights and were issued pursuant to effective registration statements or under available exemptions from the registration requirements of the Securities Laws. Except as set forth on Company Disclosure Schedule 5.2, (a) the Company has not granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, registration, subscription or issuance of any shares of capital stock of the Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and (b) there are no agreements or understandings with respect to voting any such shares.

     5.3  Authority; No Violation.

          (a) Except as disclosed on Company Disclosure Schedule 5.3(a) (collectively, the "Company Approvals"), no consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to (collectively "Authorizations") any third party or any Governmental Authority are necessary on behalf of the Company or any of the Shareholders in connection with (i) the execution and delivery by the Company and the Shareholders of this Agreement and the other Purchase Agreements, (ii) the consummation by the Company and the Shareholders of the transactions contemplated hereby and thereby and (iii) the performance of the Company's and each Shareholder's obligations under this Agreement and the other Purchase Agreements. The Company has the full corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors and Shareholders of the Company in

Agreement and Plan of Merger - Page 10
accordance with the Articles of Incorporation and Bylaws of the Company and with applicable Laws (as defined below). No other corporate proceedings on the part of the Company or the Shareholders are necessary for the Company and the Shareholders to execute and deliver this Agreement and the other Purchase Agreements to which they are a party and for the Company and the Shareholders to be bound by the terms hereof and thereof. This Agreement and the other Purchase Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditor's rights generally or general principles of equity, whether considered in a proceeding at law or in equity (collectively, the "Equitable Principles").

          (b) Neither the execution and delivery by the Company and the Shareholders of this Agreement and the other Purchase Agreements to which they are a party, nor the consummation by the Company and the Shareholders of the transactions contemplated hereby and thereby in accordance with the other terms hereof and thereof, nor compliance by the Company and the Shareholders with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the Company's Articles of Incorporation or Bylaws; (ii) assuming that the Company Approvals are duly obtained, violate any United States federal, state or local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, ruling, decree or injunction of any Governmental Authority (collectively, "Laws") applicable to the Company, or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, mortgage, security interest, pledge, charge, other right of third parties or other encumbrance (collectively, "Liens") upon any of the respective properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which it or any of the Company's properties or assets may be bound or affected except, with respect to clause (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company, and which will not prevent or delay the consummation of the transactions contemplated hereby.

     5.4  Financial Statements.

          (a) Company Disclosure Schedule 5.4(a) sets forth copies of: (i) the balance sheets of the Company as of March 31, 1999, June 30, 1999, December 31, 1998 and December 31, 1997, and (ii) the statements of income for the periods ended March 31, 1999, June 30, 1999, December 31, 1998 and December 31, 1997 (together with the related notes and the financial statements to be delivered pursuant to Section 8.17, collectively, the "Company Financial Statements").

Agreement and Plan of Merger - Page 11

          (b) The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates set forth therein, and the results of the Company's operations and its cash flows for the respective periods set forth therein.

          (c) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements, or as disclosed in Company Disclosure Schedule 5.4(c), since December 31, 1998, the Company has not incurred any liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise ("Liabilities"), except in the ordinary course of business and consistent with past practice (which, in the aggregate, would not have a Material Adverse Effect on the Company) and except for this Agreement and the other Purchase Agreements.

          (d) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements, or as disclosed in Company Disclosure Schedule 5.4(d), since December 31, 1998, there has not been any change, occurrence or circumstance affecting the business, results of operations or financial condition of the Company that has had, individually or in the aggregate, a Material Adverse Effect on the Company or which is reasonably likely to have a Material Adverse Effect on the Company, other than changes, occurrences and circumstances disclosed by the Company on the Company Disclosure Schedules.

          (e) The Company's annual net sales for its last fiscal year were less than $10,000,000, and its total assets at the end of its last fiscal year were less than $10,000,000. For purposes of this Section 5.4(e), "annual net sales" and "total assets" shall have the meanings given those terms in and shall be determined in accordance with the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations currently in effect with respect to said Act.

     5.5 Broker's and Other Fees. Neither the Company nor any of the Shareholders have employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the other Purchase Agreements.

     5.6  Absence of Certain Changes or Events.

          (a) Except as disclosed in Company Disclosure Schedule 5.6(a), or as reflected in the Company Financial Statements for June 30, 1999, the Company and the Shareholders do not have Knowledge of any facts or conditions which they reasonably believe to be likely to cause a Material Adverse Effect on the Company in the next twelve (12) months from that reflected in the Company Financial Statements.

          (b) Except as set forth in Company Disclosure Schedule 5.6(b), neither the Company nor the Shareholders has taken or permitted any of the actions set forth in Section 8.2(a) since June 30, 1999 and, except for execution of this Agreement, the Company has conducted its business only in the ordinary course, consistent with past practice. Prior to

Agreement and Plan of Merger-Page 12

December 31, 1998, neither the Company nor the Shareholders has taken or permitted any of the actions set forth in Section 8.2 that are not reflected in the Company Financial Statements.

     5.7 Legal Proceedings. Except as disclosed in Company Disclosure Schedule 5.7, (a) the Company is not a party to any, and there are no pending or, to the Company's or the Shareholders' Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company, (b) the Company is not a party to any order, judgment or decree entered in any lawsuit or proceeding, or (c) no actions, suits, demands, notices, claims, investigations or proceedings are pending or, to the Company's or the Shareholders' Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company (in connection with such officer's, director's, employee's or agent's activities on behalf of the Company or that otherwise relate, directly or indirectly to the Company or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities.

     5.8  Taxes and Tax Returns. Except as disclosed in Company Disclosure
Schedule 5.8:

          (a) The Company has duly and timely filed (and until the Closing Date will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it in respect of any United States federal, state or local, or foreign Taxes and has duly and timely paid (and until the Closing Date will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed by the Company and the Shareholders to Purchaser in writing). As used herein, "Tax" or "Taxes" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. The Company has established (and until the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of the Company through such date.

          (b) None of the Returns of the Company have been examined by the Internal Revenue Service (the "IRS"), or any other United States federal, state or local or any foreign Governmental Authority within the past six years. There are no audits or other Governmental Authority proceedings presently pending nor, to the Knowledge of the Company and the Shareholders, any other disputes pending with respect to, or claims asserted for, Taxes upon the Company, nor has the Company given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or

Agreement and Plan of Merger-Page 13

Returns. There are no Liens for Taxes upon the assets of the Company, except Liens for Taxes not yet due. The Company and the Shareholders have complied (and until the Closing Date will comply) in all respects with all applicable Laws relating to the payment and withholding of Taxes.

          (c) The Company (i) has not requested any extension of time within which to file any Return which Return has not since been filed; (ii) is not a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is not required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Company (nor to the Company's or the Shareholders' Knowledge has any Governmental Authority proposed any such adjustment or change of accounting method); (iv) has not filed a consent with any Governmental Authority pursuant to which the Company has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby; and (v) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

     5.9 Employee Benefit Plans and Relations. Except as disclosed in Company Disclosure Schedule 5.9:

          (a) The Company has never maintained or contributed to any "employee benefit plan" (the "Benefit Plans"), as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") The Company has not contributed to, or been required to contribute to, any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

          (b) The Company has not engaged in a "prohibited transaction" as such term is defined in Section 4975 of the Code, which could subject the Company to the tax or penalty on prohibited transactions imposed by said Section 4975.

     5.10 Compliance with Applicable Laws. Except as set forth in Company Disclosure Schedule 5.10, the Company holds all licenses, franchises, permits, consents and authorizations ("Licenses") necessary for the lawful conduct of its business, except to the extent a failure to hold such Licenses would not have a Material Adverse Effect on the Company. No proceeding is pending or to the Knowledge of the Shareholders threatened seeking the revocation or suspension of any License. Except as set forth on Company Disclosure Schedule 5.10, the Company is and has been in compliance in all material respects with all applicable Laws, and neither the Company nor any Shareholder has received any notices of any allegation of any violation by the Company of any Law or License.

     5.11 Certain Contracts.

          (a) Company Disclosure Schedule 5.11(a) lists or describes the material terms and conditions of the following agreements (collectively, the "Material Contracts"), including, without limitation, leases, purchase contracts and commitments, to which the

Agreement and Plan of Merger-Page 14

Company is a party or by which the Company or any of its material properties or assets is bound:

               (i) all agreements involving an annual commitment or payment by any party thereto of more than $10,000 individually or $25,000 in the aggregate or which have a fixed term extending more than 12 months from the date hereof;

               (ii) all joint venture, sales agency, sales representative or distributorship, broker, franchise, license or similar agreements;

               (iii) all leases of real and personal property that is material to the Company's business and operations;

               (iv) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending or borrowing by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business);

               (v) all powers of attorney, guarantees, suretyships or similar agreements;
               (vi)   all employment agreements; and

               (vii) all other agreements to which the Company or any Shareholder is a party and either (1) which is material to the Company's business or (2) the breach of or default under which could have a Material Adverse Effect on the Company.

          (b) Except as set forth on Company Disclosure Schedule 5.11(b), each of the Material Contracts is valid, binding and enforceable on the Company, and to the knowledge of the Company and the Shareholders, the other parties thereto, in accordance with its terms. The Company has provided a true and complete copy of each Material Contract to Purchaser.

          (c) Except as disclosed in Company Disclosure Schedule 5.11(c), (i) the Company is not a party to or bound by any agreement or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement and the other Purchase Agreements will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) or other obligation becoming due from the Company to any officer, employee, director, shareholder or consultant thereof. Except as disclosed on Company Disclosure
Schedule 5.11(c), no director, officer, employee, Shareholder or agent (or former officer, director, employee, shareholder or agent) of the Company is entitled now, or will or may be entitled to as a consequence of this Agreement, to any payment or benefit from the Company or Purchaser, which if paid or provided would constitute an "Excess Purchase Payment" as defined in Section 280G of the Code. Company Disclosure Schedule 5.11(c) sets forth true and correct copies of all

Agreement and Plan of Merger-Page 15
severance or employment agreements with officers, directors, employees, agents or consultants to which the Company is a party.

          (d) Except as disclosed in Company Disclosure Schedule 5.11(d), no agreement or understanding to which the Company or any Shareholder is a party or by which any of them is bound limits the freedom of the Company or any Shareholder to compete in any line of business or with any person.

          (e) Except as disclosed in Company Disclosure Schedule 5.11(e), (i) neither the Company nor any Shareholder nor, to the Knowledge of the Company or the Shareholders, any other party thereto, is in default under any of the Material Contracts or any other agreement to which the Company or any Shareholder is a party or to which its or their properties is bound; (ii) to the Company's and the Shareholders' Knowledge, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Material Contract or other such agreement or to otherwise claim or collect damages the impact of which would have a Material Adverse Effect on the Company; and (iii) the continuation, validity and effectiveness of all such Material Contracts and agreements under the current terms thereof and the current rights and obligations of the Company and the Shareholders thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement or the other Purchase Agreements. Except as disclosed in Company Disclosure Schedule 5.11(e), upon consummation of the transactions contemplated by this Agreement and the other Purchase Agreements, the Company will be entitled to continue to enjoy the material advantages and benefits of the business arrangements, agreements, opportunities and relationships of the Company as it enjoyed prior to the date hereof without interference or interruption.

     5.12 Properties and Insurance.

          (a) Except as disclosed in Company Disclosure Schedule 5.12(a), the Company has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, reflected in the Company Financial Statements as of June 30, 1999, or owned or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since such date), subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith (and for which adequate reserves have been made) and
(ii) such Liens and title imperfections that do not in the aggregate have a Material Adverse Effect on the Company or adversely affect the Company's use of the property subject thereto. The Company as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Company as presently occupied, used, possessed and controlled by the Company or necessary in the operation of its businesses as currently conducted.

          (b) The business operations and insurable material properties and assets of the Company are insured under policies or bonds owned or issued to the InterCept Group, Inc.

Agreement and Plan of Merger-Page 16

          (c) No person other than the Company is currently entitled to possession of any of the properties that are material to the business or operations of the Company or the loss of use of which would have a Material Adverse Effect on the Company, whether owned or leased by the Company. The Company has not received notice of, and to the Company's and the Shareholders' Knowledge, there does not exist (i) any pending or contemplated condemnation or eminent domain proceeding affecting the properties owned or leased by the Company, (ii) any proposal for increasing the assessed value of any such properties for state, county, local or other ad valorem Taxes or (iii) any pending or contemplated proceedings or public improvements that would result in the levy of any special Tax or assessment against any such properties; and to the Company's and the Shareholder's Knowledge there are no outstanding requirements or recommendations by the Company's insurance providers requiring or recommending any repairs or work to be done with reference to any such properties or any basis for such. The properties and assets owned or leased by the Company constitute all of the property and assets that the Company uses in connection with the operation of its business, and all such property and assets are in usable and operating condition. The consummation of the transactions contemplated by this Agreement and the other Purchase Agreements will not impair the ability of the Company to continue to use such properties and assets.

     5.13 Environmental Matters.

          (a) The operations of the Company comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment ("Environmental Laws").

          (b) The Company has obtained all environmental, health and safety Licenses and other authorizations necessary for the operation of the Company's business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all material respects with all terms and conditions thereof.

          (c) Neither the Company nor any of the Shareholders has received any written notice of any pending or threatened investigation, proceeding or claim to the effect that the Company is or may be liable to any person or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, any state superfund law or any Environmental Law, and there is no past or present action, or to the Company's and the Shareholders' Knowledge, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company to any person or entity or for any such cleanup costs.

     5.14 Intellectual Property.

Agreement and Plan of Merger-Page 17

          (a) Background. The Company develops, markets and licenses certain proprietary application software products and systems to financial institutions and other customers (the "Software Programs"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the Documentation are collectively referred to as the "Software." The Software Programs are listed on Company Disclosure Schedule 5.14(a).

          (b) Ownership. Except as set forth in Company Disclosure Schedule 5.14(b), the Company owns all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of its business. Company Disclosure Schedule 5.14(b) sets forth all domestic and foreign patents, trademarks, service marks, trade names and copyrights owned or used by the Company and all applications therefor and registrations thereof.

          (c) Procedures for Copyright Protection. Company Disclosure Schedule 5.14(c) sets forth the placement of the proprietary legends and copyright notices displayed in or on the Software including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

          (d) Procedures for Trade Secret Protection. Neither the Company nor any Shareholder has ever disclosed source code for any of the Software to a third party other than the persons identified in Company Disclosure Schedule 5.14(d), each of which has executed an appropriate nondisclosure agreement in favor of the Company. The Company discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. Except as described in Company Disclosure Schedule 5.14(d), each current employee of the Company and each former employee of the Company has executed and delivered to the Company a Confidentiality, IP Assignment and Limited Noncompetition Agreement or an employment or other agreement containing provisions for the protection of trade secrets and confidential information of the Company and the absolute ownership by the Company of all work resulting from the performance of services by such employee. The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence and the Company has not taken (nor has it failed to take) any action which would be reasonably likely to result in such source code and system documentation not being protectable as a trade secret under applicable Laws.

          (e)  Ownership of Software. Except as disclosed on Company Disclosure
Schedule 5.14(e), all persons who have contributed to or participated in the conception and development of the Software on behalf of the Company have been full-time employees of the Company hired to prepare such works within the scope of employment. As a consequence, the Company has all ownership interests in the Software.

          (f)  Absence of Claims. Except as set forth in Company Disclosure
Schedule 5.14(f), no claims have been asserted by any person to rights in the Software, and to the

Agreement and Plan of Merger-Page 18

Knowledge of the Company and the Shareholders, no valid basis for any such claim exists. The use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other Laws that protect intellectual property rights). The use by the Company of the patents, trademarks, service marks, trade names and copyrights identified in Company Disclosure Schedule 5.14(a) does not infringe the rights of any person, and neither the Company nor any Shareholder has received a claim asserting that the use by the Company of any of the foregoing infringes the rights of any person. Neither the Company nor the Shareholders has received notice of any claim asserted by any person to the effect that any current or former employee of the Company has violated the provisions of any noncompete or nondisclosure agreement with such person or has disclosed any proprietary information of such person to the Company or any third party.

     5.15 Adequacy of Technical Documentation. The Software includes the source code, system documentation and schematics for all Software Programs, as well as any programmer comments for documentation and pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes the programs (including compilers), workbenches, tools and higher level language, if any, used for the development, maintenance and implementation of the Software Programs.

     5.16 Third-Party Components in Software. The Company has validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Company Disclosure Schedule 5.16, subject to no further license fee, royalty or other payment obligations not identified in Company Disclosure
Schedule 5.16, other than software maintenance payments customarily associated therewith. The Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

     5.17 Third-Party Interests or Marketing Rights in Software. The Company has not granted, transferred or assigned any right or interest in the Software to any person except pursuant to the contracts identified on Company Disclosure
Schedule 5.17. There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization except as set forth on Company Disclosure Schedule 5.17.

     5.18  Absence of Certain Agreements and Practices.

           (a) Except as set forth in Company Disclosure Schedule 5.18(a) or in connection with customary transactions in the ordinary course of business, no present or former officer, director or shareholder of the Company:

Agreement and Plan of Merger-Page 19

               (i)     owes money to the Company;

               (ii) has made any claim (as defined in Section 101 of the United States Bankruptcy Code) against the Company or, the Company's and the Shareholders' Knowledge, has any basis for any such claim;

               (iii) has any interest in any material property or assets used by the Company in its business;

               (iv) has any benefits that are contingent on the transactions contemplated by this Agreement and the other Purchase Agreements, other than as stated herein;

               (v) has any agreement with the Company that is not terminable by the Company without penalty or notice;

               (vi) has any agreement providing severance benefits or other benefits after the termination of employment of such employee (before or after a change in control) regardless of the reason for such termination of employment; or

               (vii) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement and the other Purchase Agreements.

           (b) Neither of the Company, its directors or officers, or employees, or to the Company's Knowledge, its agents, affiliates, nor any other person acting on behalf of the Company or the Shareholders has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company,
(ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable Laws or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

     5.19 Major Vendors and Customers. Company Disclosure Schedule 5.19 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $25,000 during calendar year 1998 or for the six months ended June 30, 1999.

     5.20  [Intentionally Omitted]

     5.21 Bank Accounts. Company Disclosure Schedule 5.21 lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company, specifying the account numbers, the authorized signatories or persons having access to them, and the

Agreement and Plan of Merger-Page 20
passwords used to access such accounts, including through voice response and internet services.

     5.22 Corporate Records. Except as set forth on Company Disclosure Schedule 5.22, the corporate record books (including the share records) of the Company are materially complete, accurate and up to date with all necessary signatures and set forth all meetings and actions taken by the shareholders and directors of the Company and all transactions involving the shares of the Company (and contain all canceled share certificates).

     5.23 Combinations Involving the Company. All mergers, consolidations or other business combinations involving the Company and all liquidations, purchases or other transactions by which the Company or any of its Subsidiaries acquired or disposed of any of their business and property were conducted in compliance with applicable charter documents, bylaws, any other applicable agreements, instruments and documents and applicable Laws.

     5.24 Labor Relations. Except as disclosed on Company Disclosure Schedule 5.24, the Company is in material compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge against the Company pending before the United States Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's or the Shareholders' Knowledge, threatened against or involving or affecting the Company, and no NLRB representation question exists respecting any of its employees. No grievance or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on the Company. Except for any Material Contract disclosed pursuant to
Section 5.11, the Company is not a party to or bound by any agreement, arrangement or understanding with any employee or consultant that cannot be terminated on notice of ninety (90) or fewer days without liability to the Company or that entitles the employee or consultant to receive any salary continuation or severance payment or retain any specified position with the Company.

     5.25 Year 2000 Matters. Except as provided on Company Disclosure Schedule 5.25, the Software and the Company's internal systems and software and the network connections it maintains are each "Millennium Complaint"; for the purposes of this Agreement "Millennium Compliant" means: (a) the functions, calculations, and other computing processes of the Software (collectively, "Processes") perform as designed regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Software, whether or not the dates include leap years; (b) the Software can accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, as designed and in a materially accurate manner, regardless of the dates used or format of the date input; (c) the Software will function without interruptions caused by the date in time on which the Processes are actually performed or by

Agreement and Plan of Merger-Page 21
the date input to the Software; (d) the Software accepts and responds to four digit year date input in a manner that resolves any material ambiguities as to the century in an accurate manner; and (e) the Software displays, prints and provides electronic output of date information in ways that are unambiguous as to the determination of the century.

     5.26 Change in Control Provisions. Company Disclosure Schedule 5.26 contains a true and complete copy of all agreements in effect to which the Company or any Shareholder is a party and which contain any provisions which become effective or are accelerated or contingent upon a change in control, merger, consolidation, sale of assets or stock or other business combination involving the Company or otherwise require any payment or performance by the Company or any officer, director or shareholder thereof, now or in the future, in connection with or as a result of any of the transactions contemplated by this Agreement or any of the other Purchase Agreements.

     5.27 Disclosure. No representation, warranty or statement made by the Company or the Shareholders in this Agreement, the other Purchase Agreements or in any document or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or the other Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. The Company and the Shareholders have completely and accurately responded in all material respects to all diligence inquiries made by Purchaser and its officers, directors, attorneys, accountants and other representatives in connection with this Agreement and the other Purchase Agreements and have disclosed all material facts (and have not omitted any material facts) known or reasonably available that are reasonably necessary in order to make the Company and Shareholders' responses to such inquiries, in light of the circumstances in which such responses were made, not misleading.

                                   ARTICLE 6
          ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE EXECUTING
                                 SHAREHOLDERS

     To induce the Purchaser to enter into this Agreement and the other Purchase Agreements, each Shareholder hereby represents and warrants to the Purchaser, severally, as follows:

     6.1 Securities Act Compliance. Such Shareholder acknowledges that none of the shares of Purchaser Common Stock to be delivered to the Shareholder pursuant to this Agreement will, at the time of delivery, be registered under the Securities Act or any State Acts (collectively the "Securities Laws"). Such Shareholder represents and warrants that he is acquiring the Purchaser Common Stock for investment, and not with a view toward, or for resale in connection with, a distribution of Purchaser Common Stock. Such Shareholder acknowledges that Purchaser Common Stock may be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed only (i) pursuant to an effective registration statement

Agreement and Plan of Merger-Page 22
covering the Purchaser Common Stock under the Securities Laws, or (ii) pursuant to an exemption from the registration requirements of the Securities Laws.

     6.2 Access to Information. Such Shareholder has had access to the books and records of Purchaser and has otherwise had access to sufficient information about Purchaser upon which to analyze the transactions contemplated by this Agreement. Such Shareholder has been given the opportunity to ask questions and receive answers from the officers of Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement and the business and financial condition of Purchaser. Such Shareholder has had the opportunity to obtain any additional information he deems necessary to verify the accuracy and completeness of information provided by Purchaser in connection with this Agreement and the transactions contemplated hereby.

     6.3 Experience; Investment. Such Shareholder has such knowledge and experience in financial and business matters as to enable such Shareholder (a) to utilize the information made available to such Shareholder in connection with the transactions contemplated by this Agreement and the other Purchase Agreements, (b) to evaluate the merits and risks associated with the acquisition of Merger Consideration pursuant hereto, and (c) to make an informed decision with respect thereto. Such Shareholder's business and financial experience is such that Purchaser could reasonably assume such Shareholder has the capacity to protect its own interests in connection with the offer, sale and issuance of the Merger Consideration. Such Shareholder (i) is financially capable of bearing the risk of loss of any and all consideration surrendered in exchange for the Purchaser Common Stock, and (ii) acknowledges that an investment in the Purchaser Common Stock involves a high degree of risk, including a possible total loss of investment, and that the Merger Consideration may not be indicative of the future value of the securities. Unless otherwise specified on Company Disclosure Schedule 3.1(d), such Shareholder represents that because of one or more of the following criteria, such Shareholder is an "accredited investor" within the meaning of Regulation D promulgated by the Commission under the Securities Act, by reason of: (i) the Shareholder is a natural person who has a net worth or joint net worth with the Shareholder's spouse exceeding $1,000,000 at the time of purchase; (ii) the Shareholder is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year; (iii) the Shareholder is a corporation, partnership or trust with total assets in excess of $5,000,000; or (iv) all of the Shareholder's shareholders, partners or members, as the case may be, are "accredited investors". Such Shareholder understands that the officers, directors, attorneys and other advisors of Purchaser will rely upon the representations and warranties made by such Shareholder in this Agreement in order to establish any necessary exemption from the registration provisions of the Securities Laws.

     6.4 No Prior Convictions. Such Shareholder has not been convicted of, arrested for, or has any action pending for, a crime involving fraud, embezzlement or theft or any similar crime.

Agreement and Plan of Merger-Page 23

     6.5 Tax Advice. Such Shareholder has reviewed with his tax advisor the United States federal, state, local and foreign tax consequences of an investment in the Purchaser Common Stock and the transactions contemplated by this Agreement and the other Purchase Agreements. Such Shareholder is relying solely on such advisor and not on any statements or representations of Purchaser or any of its or their agents, and understands that he (and not Purchaser or any other person or entity) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Purchase Agreements.

     6.6 Shareholders' Additional Representations. To induce the Purchaser to enter into this Agreement, each Executing Shareholder also represents and warrants to the Purchaser as follows:

          (a) The Shareholder has the right, power, capacity and authority to execute, deliver and perform this Agreement and the other Purchase Agreements and to consummate the transactions contemplated thereby; this Agreement and the other Purchase Agreements each has been duly and validly executed and delivered by the Shareholder and is entered into voluntarily without promise or benefit other than as set forth herein; and this Agreement constitutes the Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms. No Authorization from any third party or any Governmental Authority is necessary on behalf of the Shareholder in connection with (i) the execution and delivery by the Shareholder of this Agreement and the other Purchase Agreements, (ii) the consummation by the Shareholder of the transactions contemplated hereby or thereby, and (iii) the performance of the Shareholder's obligations under this Agreement and the other Purchase Agreements.

          (b) The Shareholder owns, of record and beneficially, valid title to the number of shares of Company Common Stock set opposite the name of such Shareholder in Company Disclosure Schedule 5.2, and such shares are free and clear of all Liens (as defined below) and encumbrances. Other than the Company Common Stock owned by the Shareholder, the Shareholder does not own, beneficially or of record, or have any right to acquire, now or in the future, any shares of stock or other securities of any kind of the Company. The Shareholder has not granted nor is the Shareholder bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting any such shares. The execution, delivery and performance of this Agreement by the Shareholder will not conflict with or result in a breach of any agreement, instrument, order, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of his or her assets. The execution, delivery and performance of this Agreement by the Shareholder does not require the Authorization of any third party or governmental agency or authority which has not been obtained, and a copy of any such Authorization is attached to Company Disclosure Schedule 6.6(b).


Agreement and Plan of Merger - Page 24

          (c) Prior to the date of this Agreement, the Shareholder has received an Information Statement and related materials in connection with his approval of this Agreement. Such Shareholder acknowledges and agrees that the Shareholders are responsible for the accuracy of the information supplied by the Shareholders and the Company for inclusion therein, and Purchaser is responsible for the accuracy of the information supplied by Purchaser for inclusion therein.

                                   ARTICLE 7
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       To induce the Company and the Shareholders to enter into this Agreement and the other Purchase Agreements, the Purchaser hereby represents and warrants to the Company and the Shareholders as follows. For purposes of this Article 7, the Purchaser shall be deemed to mean the Purchaser and Direct Access Interactive, Inc., and shall not be deemed to include any other entities it has acquired (or the assets of any other entity acquired), including but not limited to, SBS Corporation, Call Me Bill, LLC, The Bankers Bank, and TIB The Independent BankersBank.

     7.1  Corporate Organization.

          (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Except as set forth on Purchaser Disclosure Schedule 7.1, Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Purchaser.

          (b) Purchaser Disclosure Schedule 7.1 sets forth true and complete copies of the Articles of Incorporation and Bylaws of Purchaser and all amendments thereto.

     7.2 Capitalization. The authorized capital stock of the Purchaser consists of 70,000,000 shares of common stock, without par value, (the "Purchaser Common Stock") and 5,000,000 shares of preferred stock, none of which are issued and outstanding. Purchaser Disclosure Schedule 7.2 sets forth the number of shares of Purchaser Common Stock owned by each shareholder and the number of shares of Purchaser Common Stock which may be acquired by each holder of warrants and options to purchase Purchaser Common Stock. Other than as disclosed on Purchaser Disclosure Schedule 7.2, there are no options, warrants, or other rights to acquire Purchaser Common Stock. All issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights and were issued pursuant to effective registration statements or under available exemptions from the registration


Agreement and Plan of Merger - Page 25
requirements of the Securities Laws. Except as set forth on Purchaser Disclosure
Schedule 7.2, the Purchaser has not granted any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Purchaser or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and, except as set forth on Purchaser Disclosure Schedule 7.2, there are no agreements or understandings with respect to voting any such shares. All outstanding Shares of Purchaser Common Stock are owned free and clear of all liens, claims, options, proxies, charges, pledges, security interests, adverse claims and encumbrances (collectively, the "Liens").

     7.3  Authority; No Violation.

          (a) Except as disclosed on Purchaser Disclosure Schedule 7.3(a) (collectively, "Purchaser Approvals"), no Authorizations are necessary on behalf of the Purchaser in connection with (i) the execution and delivery by the Purchaser of this Agreement and the other Purchase Agreements, (ii) the consummation by the Purchaser of the transactions contemplated hereby and thereby and (iii) the performance of the Purchaser's obligations under this Agreement and the other Purchase Agreements. The Purchaser has the full corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a party and the consummation by the Purchaser of the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors and the shareholders of the Purchaser in accordance with the Articles of Incorporation and Bylaws of the Purchaser and applicable Laws. No other corporate proceedings on the part of the Purchaser are necessary to consummate the transactions so contemplated. This Agreement and the other Purchase Agreements have been duly and validly executed and delivered by the Purchaser and constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent that the availability of the remedy of specific performance may be limited by Equitable Principles.

          (b) Except as set forth on Purchaser Disclosure Schedule 7.3(a), neither the execution and delivery of this Agreement and the other Purchase Agreements to which it is a party by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by the Purchaser with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Purchaser's Articles of Incorporation or Bylaws, (ii) violate any Laws applicable to the Purchaser or any of its properties or assets, or (iii) except where a waiver or consent had been obtained or will be obtained prior to Closing, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the


Agreement and Plan of Merger - Page 26
respective properties or assets of the Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party, or by which it or any of its properties or assets may be bound or affected except, with respect to clauses (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Purchaser, and which will not prevent or delay the consummation of the transactions contemplated hereby.

     7.4  Financial Statements.

          (a) Attached hereto as Purchaser Disclosure Schedule 7.4(a) is a true and complete copy of the financial statements of Direct Access Interactive, Inc. at and for the periods ending December 31, 1998 and 1997 and March 31, 1999 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements present fairly, in all material respects, the financial position of the Purchaser as of the dates set forth therein.

          (b) Other than as shown on Purchaser Disclosure Schedule 7.4(b) or reserved against in the Purchaser Financial Statements or with respect to the transactions contemplated in the Information Statement, since March 31, 1999 the Purchaser has not incurred Liabilities other than pursuant to this Agreement and the other Purchase Agreements and except for Liabilities incurred in the ordinary course of business or with respect to the transactions contemplated in the Information Statement.

          (c) Other than as shown on Purchaser Disclosure Schedule 7.4(c), since March 31, 1999, there has not been any change, occurrence or circumstance affecting the business, results of operations or financial condition of the Purchaser that has had, individually or in the aggregate, a Material Adverse Effect on the Purchaser, other than changes, occurrences and circumstances disclosed by the Purchaser to the Company and the Shareholders pursuant to this Agreement (which would not have a Material Adverse Effect on the Company).

     7.5 Broker's and Other Fees. Neither the Purchaser nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the other Purchase Agreements.

     7.6 Legal Proceedings. Except as disclosed on Purchaser Disclosure Schedule 7.6, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the Knowledge of the Purchaser's president, chief financial officer, chief operating officer and general counsel threatened, against or affecting the Purchaser, or any of its properties, which could (a) reasonably be expected to materially and adversely affect the ability of the Purchaser to perform its obligations pursuant to this


Agreement and Plan of Merger - Page 27

Agreement and the other Purchase Agreements, or (b) have a Material Adverse Effect on Purchaser.

     7.7  Properties and Insurance.

          (a) The Purchaser has good and marketable title to, or holds by valid and existing lease or license, free and clear of all Liens, each piece of real and personal property used in its business as now conducted, except in any of the foregoing cases for such imperfections of title or Liens as (i) are set forth in Purchaser Disclosure Schedule 7.7 hereof, (ii) are reflected or reserved against in the Purchaser Financial Statements, or (iii) arise out of Taxes which are not yet due and payable or are not in default and payable without penalty or interest.

          (b) The business operations and insurable material properties and assets of the Purchaser are insured for their benefit against all risks which, in the reasonable judgment of the Purchaser, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the Purchaser adequate for the business engaged in by the Purchaser. The Purchaser has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and the Purchaser is not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     7.8 Intellectual Property. The Purchaser conducts an active business using proprietary application software products and systems and provides Internet banking and integrated voice response (telephone banking) services utilizing such products and systems (the "Purchaser's Software Programs"), and in connection therewith the Purchaser has developed certain related technical documentation and user reference manuals (the "Purchaser's Documentation"). The Purchaser's Software Programs and the Purchaser's Documentation are collectively referred to as the "Purchaser's Software."

          (a) Ownership. The Purchaser owns all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Purchaser and material to the conduct of its business, including, without limitation, the Purchaser's Software.

          (b) Absence of Claims. No claims have been asserted by any person to rights in the Purchaser's Software (other than pursuant to licenses executed with customers in the ordinary course of business), and to the Knowledge of the Purchaser no valid basis for any such claim exists. To the Purchaser's Knowledge, the use of the Purchaser's Software by the Purchaser and its licenses does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights). To the Purchaser's Knowledge, the use by the Purchaser of its patents, trademarks, service marks, trade names and copyrights does not infringe the rights of any person, and no written claim has been asserted that the use by the Purchaser of any of the


Agreement and Plan of Merger - Page 28
foregoing infringes the rights of any person. No written claim has been asserted by any person to the effect that any current or former employee of the Purchaser has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to the Purchaser or any third party.

          (d) Third Party Interests in Software. The Purchaser has not granted, transferred, or assigned any right or interest in the Purchaser's Software to any person, other than pursuant to licenses granted in the ordinary course of business.

     7.9 Compliance with Applicable Laws. The Purchaser has all Licenses required for its business as currently conducted, except to the extent a failure to hold such Licenses would not have a Material Adverse Effect on Purchaser. No proceeding is pending or threatened seeking the revocation or suspension of any material License. Except as disclosed by the Purchaser on Purchaser Disclosure
Schedule 7.9, the Purchaser's business has been operated and maintained in all material respects in compliance with applicable Laws. The Purchaser has not received any notices of any allegation of any violation of any Laws or Licenses.

     7.10 Taxes and Tax Returns.

       Except as disclosed in Purchaser Disclosure Schedule 7.10:

          (a) The Purchaser has duly filed (and until the Closing Date will so file) all Returns required to be filed by it in respect of any United States federal, state or local, or foreign Taxes and has duly paid (and until the Closing Date will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed by the Purchaser to the Company and the Shareholders in writing). The Purchaser has established (and until the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of the Purchaser through the Date of this Agreement.

          (b) None of the Returns of the Purchaser have been examined by the Internal Revenue Service (the "IRS"), or any other United States federal, state or local or any foreign Governmental Authority within the past six years. There are no audits or other Governmental Authority proceedings presently pending, nor, to the Knowledge of the Purchaser, any other disputes pending with respect to, or claims asserted for, Taxes upon the Purchaser, nor has the Purchaser given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no Liens filed of record publicly for Taxes upon the assets of the Purchaser, except Liens for Taxes not yet due. The Purchaser has complied (and until the Closing Date will comply) in all respects with all applicable Laws relating to the payment and withholding of Taxes.

          (c) The Purchaser (i) has not requested any extension of time within which to file any return which Return has not since been filed; (ii) is not a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is not required to include


Agreement and Plan of Merger - Page 29
in income any adjustment by reason of a voluntary change in accounting method initiated by the Purchaser (nor to the Purchaser's Knowledge has any Governmental Authority proposed any such adjustment or change of accounting method): and (iv) has not filed a consent with any Governmental Authority pursuant to which the Purchaser has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby.

     7.11 Corporate Records. The corporate record books (including the share records) of the Purchaser are materially complete, accurate and up to date with all necessary signatures and set forth all meetings and actions taken by the shareholders and directors of the Purchaser and all transactions involving the shares of the Purchaser.

     7.12 Combinations Involving the Purchaser. The mergers, consolidations or other business combinations involving the Purchaser and all liquidations, purchases or other transactions by which the Purchaser has acquired or disposed of any of its business and property were conducted in material compliance with applicable charter documents, bylaws, any other applicable agreements, instruments and documents and applicable Laws.

     7.13 Absence of Certain Changes or Events. Except as disclosed in Purchaser Disclosure Schedule 7.4(b) or as reflected in the Purchaser Financial Statements, the Purchaser does not have Knowledge of any facts or conditions which it reasonably believes to be likely to cause a Material Adverse Effect on the Purchaser in the next twelve (12) months from that reflected in the Purchaser Financial Statements.

     7.14 Disclosure. No representation, warranty or statement made by the Purchaser in this Agreement, the other Purchase Agreements or in any document or certificate furnished, or to be furnished, to the Company or the Shareholders pursuant to this Agreement or the other Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading. Purchaser has completely and accurately responded in all material respects to all diligence inquiries made by the Company, the Shareholders, and the officers, directors, attorneys, accountants and other representatives of the Company in connection with this Agreement and the other Purchase Agreements and has disclosed all material facts (and has not omitted any material facts) known or reasonably available that are reasonably necessary in order to make the Purchaser's responses to such inquiries, in light of the circumstances in which such responses were made, not misleading.

                                   ARTICLE 8
                    COVENANTS AND AGREEMENTS OF THE PARTIES

     8.1 Conduct of Business. Purchaser, on the one hand, and the Company and the Shareholders, on the other hand, agree that from the date hereof to the Closing Date, the Company shall conduct its business only in the ordinary course and consistent with past practice, except for transactions permitted hereunder or with the prior written consent of Purchaser or the Company, as appropriate. Without limiting the generality of the foregoing,


Agreement and Plan of Merger - Page 30
the Executing Shareholders and the Company agree that the Company shall use all commercially reasonable efforts to:

          (a) maintain its existence and status in good standing in all jurisdictions in which it is required to be qualified or registered to conduct its business, except where the failure to do so would not have a Material Adverse Effect on the Purchaser or the Company, as appropriate;

          (b) maintain all of its tangible assets in good operating condition, ordinary wear and tear excepted, and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof;

          (c) continue performance in the ordinary course of its obligations under its contracts and agreements;

          (d) preserve its business organization intact, use all commercially reasonable efforts to keep available its present officers and employees and preserve its present relationships with suppliers, customers and others having business relationships with it; and

          (e) maintain its existing insurance, subject to variations in amount required by the ordinary operations of its business.

     8.2 Negative Covenants. The Company and the Executing Shareholders agree that from the date hereof to the Closing Date, except as otherwise approved by Purchaser in writing, or as permitted or required by this Agreement, the Company will not:

               (i) change any provision of its Articles of Incorporation or Bylaws;

               (ii) issue any additional shares of Company Common Stock or other securities or change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

               (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of the Company;

               (iv) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee increases in the ordinary course of business and consistent with past practices and policies and, with regard to bonuses in amounts that do not result in a material variance from


Agreement and Plan of Merger - Page 31
the amounts reserved for such payments through the date of the most recent balance sheet included in the Company Financial Statements;

               (v) sell or dispose of any assets other than in the ordinary course of business consistent with past practices;

               (vi) make any capital expenditures outside the ordinary course of business;

               (vii)   acquire in any manner whatsoever any business or entity;

               (viii) enter into, terminate, modify or amend any agreement or arrangement with any officer or director of the Company or any "affiliate" of any such officer or director, as that term is defined in Regulation 14A of the Exchange Act (an "Affiliate");

               (ix)    make any change in its accounting methods or practices;

               (x) incur, create, assume or guarantee any Liabilities except in the ordinary course of business and as would not have a Material Adverse Effect on the Company;

               (xi) increase, or make any change in any assumptions underlying the method of calculating any bad debt, contingency or other reserves from those reflected in the Company Financial Statements;

               (xii) make any change in the method of valuing assets included in the Company Financial Statements;

               (xiii) pay, discharge or satisfy any Liabilities, other than by payment, discharge or satisfaction in the ordinary course of business;

               (xiv) permit or allow any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, except for Liens which are in existence on the date hereof and which are disclosed on the Company Disclosure Schedules and Liens for amounts not yet due and payable which Liens are contested in good faith and for which adequate reserves have been made;

               (xv) write down the value of any inventory or write off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

               (xvi) cancel or waive any claims or rights, or sell, transfer, distribute or otherwise dispose of any assets or properties, except in the ordinary course of business;

               (xvii) declare, file or permit to be filed any voluntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to the Company or any of the Shareholders;


Agreement and Plan of Merger - Page 32

               (xviii) fail to perform its obligations under any Material Contract (except those being contested in good faith) or enter into, assume or amend any agreement that would be a Material Contract other than agreements to provide services entered into in the ordinary and usual course of business;

               (xix) take any action that results in (A) a Material Adverse Effect on the Company or (B) any of his or their representations and warranties contained in Article 5 not being true and correct in any material respect at the Closing Date, or that would cause any of the conditions to Closing not to be satisfied; or

               (xx)    directly or indirectly agree to do any of the foregoing.

     8.3 No Solicitation. From the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Executing Shareholders:

          (a) agree that neither the Company nor any of its present or future subsidiaries or other affiliates, nor any of its or their directors, officers, shareholders, employees, representatives or other agents (collectively, the "Company Affiliates") shall, directly or indirectly, (i) enter into any agreement (or agree to do so), or solicit, initiate or knowingly encourage the invitation of inquiries or proposals or offers from any person (other than the Purchaser or its or their directors, officers, employees, representatives and agents) concerning: (A) any sale of assets or transfer of liabilities of the Company or any of its present or future subsidiaries, divisions or other affiliates (other than any such sale or transfer in the ordinary course of business); (B) any issuance, purchase or sale of capital stock or debt or other securities of the Company or any of its present or future subsidiaries, divisions or other affiliates; or (C) any merger, consolidation, restructuring, recapitalization or other significant transaction involving the Company or any of its present or future subsidiaries, divisions or other affiliates; or (ii) provide any confidential information to, participate in discussions or negotiations relating to any such transaction with, or otherwise cooperate with or assist or participate in any effort to take such action by any person or entity (other than the Purchaser or its or their directors, officers, shareholders, employees, representatives and agents). The Company shall immediately advise Purchaser if any such inquiry, offer or proposal is made or received by the Company or any of the Company Affiliates;

          (b) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and the Company and the Shareholders will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.3; and

          (c) will notify Purchaser immediately of the identity of any potential acquiror and the terms of any proposal or offer (including, without limitation, any proposal or offer to any of the Shareholders) with respect to a proposed or potential merger, acquisition, consolidation, business combination, transfer or similar transaction involving, or any purchase


Agreement and Plan of Merger - Page 33
of all or any significant portion of the assets, equity securities of or rights with respect to any assets or securities of, the Company whether or not permitted by this Section 8.3.

     8.4 Current Information. During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, upon the reasonable request of Purchaser:

          (a) The Company and the Shareholders will cause one or more of the Company's representatives to confer with representatives of Purchaser regarding its business, operations, properties, assets and financial condition; each of the Parties will cause one or more of its representatives to confer with representatives of the other Parties regarding matters relating to the completion of the transactions contemplated herein; and

          (b) Each of the Parties will notify the other Parties as soon as practicable after any determination or discovery by it of any fact or circumstance relating to any Party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of any Party or which has or is reasonably likely to have a Material Adverse Effect on any Party.

     8.5 Access to Properties and Records; Confidentiality. The Company and the Executing Shareholders shall permit Purchaser and its representatives reasonable access to its properties and shall disclose and make available to Purchaser and its representatives all books, papers and records and information relating to it, its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, agreements, filings with any Governmental Authority, accountants' work papers, litigation files, plans affecting employees, and any other records and information in which Purchaser and its representatives may have a reasonable interest; provided that such investigation shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unnecessarily with the normal business operations of the Company.

     8.6  Regulatory Matters; Consents; Cooperation, etc.

          (a) Each of the Parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby.

          (b) As soon as practicable following the date hereof, each of the Parties will use its commercially reasonable efforts to obtain all consents, waivers and other Approvals under any of its or its Subsidiaries' agreements, contracts, licenses or leases required to be obtained by such Party in connection with the consummation of the transactions contemplated hereby.


Agreement and Plan of Merger - Page 34

     8.7 Parties' Efforts; Further Assurances; Cooperation. Subject to the other provisions in this Agreement, the Parties shall in good faith perform their obligations under this Agreement before, at and after the Closing Date, and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all Authorizations and satisfy all conditions to the obligations of the Parties under this Agreement and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Parties in order to consummate the transactions contemplated by this Agreement.

     8.8 Public Announcements. After the Closing Date, none of the Executing Shareholders shall make any public announcement regarding any aspect of this Agreement without Purchaser's prior written consent. Nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by Law or Governmental Authority.

     8.9 Failure to Fulfill Conditions. In the event that any Party determines that a material condition to its or the other's obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 2, 1999 (the "Deadline Date"), it will promptly notify the other Party. Each Party will promptly inform the other Parties of any facts applicable to it that would be likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

     8.10 Disclosure Supplements. From time to time prior to the Closing Date, each Party hereto will promptly notify the other Party of any inaccuracy in its respective Disclosure Schedules delivered pursuant hereto including, without limitation, any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate. Notwithstanding the foregoing, no such notification shall be deemed to amend such Disclosure Schedules or shall be deemed to be part hereof unless agreed to by the other Parties.

     8.11 Release; Covenant Not to Sue.

          (a) If the Closing occurs, then the Executing Shareholders and each of them hereby permanently release Purchaser and the Company, and their officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Released Parties") from any and all Claims (as defined herein), rights and causes of action that any of the Executing Shareholders may have, may have had or may, at any time, claim to have had against any or all of the Released Parties, whether arising out of or in connection with any transactions between the Executing Shareholders and any or all of the Released Parties prior


Agreement and Plan of Merger - Page 35
to, or otherwise arising with respect to any fact, circumstance, act or omission occurring prior to or on the Closing Date; provided, however, that such release shall not apply to any breach by Purchaser of its representations, warranties and agreements set forth in this Agreement and the other Purchase Agreements to which they are a party.

             (b) If the Closing occurs, the Executing Shareholders covenant not to sue or otherwise institute, cause to be instituted or in any way participate in, any legal or administrative proceeding against any of the Released Parties with respect to any claims (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of every name and nature, both at law and in equity, whether known or unknown (collectively, the "Claims"), that the Executing Shareholder or the Company now has, ever had or may, at any time, claim to have had against any of the Released Parties; provided, however, that such covenant not to sue shall not apply to a suit or action against Purchaser arising out of or in connection with any transactions contemplated by this Agreement and the other Purchase Agreements to which they are a party. Each Executing Shareholder represents and warrants that the Executing Shareholder has not voluntarily or knowingly involuntarily assigned or suffered any transfer of any of the Claims to any other person or entity, and they agree to indemnify and hold harmless the Released Parties from and against any loss, damage, liability, cost and expense (including, but not limited to, attorneys' fees incurred in connection therewith or in connection with enforcing this indemnity) asserted against, imposed on or incurred by any Released Parties by reason of any such Claims which were effectively or purportedly assigned or transferred by the Company or the Executing Shareholders.

     8.12 Employment Agreements and Shareholder Agreements. On or prior to the Closing Date, all agreements between the Company and any of its employees or shareholders (other than agreements relating to confidentiality, ownership of inventions and materials and similar agreements benefiting the Company) shall have been canceled at no cost to the Company. On or prior to the Closing Date, Employment Agreements substantially in the form attached here as Exhibit 8.12 shall be executed and delivered to Purchaser by any employees of the Company deemed by Purchaser to be necessary or important to the continued business of the Company, as contemplated by Purchaser.

     8.13 No Transfers. The Executing Shareholders shall execute any reasonable lock-up or similar agreement requested by the underwriters of the Purchaser.

     8.14 Special Provisions with Respect to the Company. If the Closing occurs as provided herein, then at that time all representations, warranties, covenants and agreements to the extent made or adopted by the Company (and only to such extent) shall expire and be of no further force and effect, and the Company's having made representations, warranties, covenants and agreements shall in no way limit the liability of the Shareholders for those representations, warranties, covenants and agreements pursuant to this Agreement.

Agreement and Plan of Merger - Page 36

     8.15 Cooperation and Exchange of Information. The Parties agree to furnish, or to cause to be furnished in good faith to each other, such cooperation and assistance as is reasonably necessary to file any future returns, to respond to audits, to negotiate settlements with Tax authorities and to prosecute and defend against Tax claims.

     8.16 Customer Contacts. The Company shall permit Purchaser to conduct a survey or otherwise inquire of certain or all of the Company's key customers, as selected by Purchaser, regarding the relationship between such customer and the Company and the impact of a change in control on such relationship. The Company shall assist Purchaser in making such survey or inquiries and shall have the right to have a representative of its choice participate therein.

     8.17 Additional Financial Statements. As soon as practicable after the end of every month (but in no event later than the twentieth day of the following month) beginning with the month in which this Agreement is signed, the Company will deliver to Purchaser an unaudited combined balance sheet as of the end of such month, and related combined statements of income, stockholders' equity and cash flows for such month, each certified by an officer of the Company as meeting the standards for financial statements set forth in Section 5.4.

     8.18 Information Statement and Written Consent. The Company shall deliver to the Shareholders copies of the Information Statement describing Purchaser and the shares of Purchaser Common Stock to be issued in the Merger which shall be prepared by Purchaser, and a Written Consent with respect to the approval of this Agreement and the Merger (the "Proxy Statement"), which shall be prepared by the Company, each of which shall be in compliance with applicable Law and subject to review and approval of Purchaser and the Company. The Executing Shareholders shall be responsible for the accuracy of the information supplied by the Company or the Shareholders for inclusion therein, and Purchaser shall be responsible for the accuracy of the information supplied by Purchaser for inclusion therein.

     8.19 Tax Free Transaction. The Parties intend that the Merger shall be treated as a tax free reorganization under the Code to the extent the consideration is Purchaser Common Stock, shall report the Merger as such for federal and state income tax purposes, and shall take no action after the Effective Time to adversely effect the status of the Merger as a tax-free reorganization under the Code to the extent the consideration is Purchaser Common Stock.

     8.20 Shareholders' Meeting. As soon as practicable after the date of this Agreement, the Company shall duly and properly call a special meeting of its Shareholders for the purpose of approving this Agreement, the Merger, and all other matters necessary to consummate the transactions contemplated hereby, shall submit all of the foregoing to its Shareholders for such approval as soon as reasonably practicable, shall recommend such approval and shall use its best efforts to obtain such approval. The Shareholders may effect such approval by written consent in lieu of a shareholders' meeting at any time after they have had a reasonable time within which to review the Offering Memorandum and Proxy Statement prepared in connection therewith.

Agreement and Plan of Merger - Page 37

                                   ARTICLE 9
                              CLOSING CONDITIONS

     9.1 Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement shall be subject to the satisfaction, or, where permissible under applicable Law, waiver at or prior to the Closing Date of the following conditions:

           (a) Approvals and Regulatory Filings. All necessary Authorizations of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would have a Material Adverse Effect on the Company or Purchaser. All conditions required to be satisfied prior to the Closing Date by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

           (b) Suits and Proceedings. The consummation of the transactions contemplated hereby will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to Purchaser or the Company or their officers and directors. No suit or proceeding shall have been instituted by any person, or, to the Knowledge of Purchaser, the Company or the Shareholders, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any material respect the right of Purchaser to control any material aspect of the business of Purchaser or the Company after the Closing Date, or (ii) to subject Purchaser or the Company or their respective directors or officers to material liability on the ground that it or they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

           (c) Consummation of Other Agreements. The consummation of the acquisition of The Bankers Bank and TIB The Independent BankersBank shall have been completed or shall be completed either simultaneously with or immediately after the transactions contemplated by this Agreement.

     9.2 Conditions to the Obligations of Purchaser under this Agreement. The obligations of the Purchaser under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date (and continued until the Closing Date), of the following conditions:

           (a) Representations and Warranties; Covenants and Agreements; Consents. The representations and warranties of the Company and the Shareholders contained in this Agreement and the other Purchase Agreements shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which are confined to a particular date shall speak only as of such date, and the Company and the Shareholders shall have performed in all material respects the agreements,

Agreement and Plan of Merger - Page 38
covenants and obligations to be performed by it or them at or prior to the Closing Date. All Authorizations of or with any Governmental Authority or other third party that are required for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company and the Shareholders shall have been obtained or made.

           (b) Certificates. The Shareholders shall have furnished Purchaser with such certificates of the Company and its authorized officers, Shareholders or others and such other documents to evidence fulfillment of the conditions set forth in this Article 9 and otherwise to consummate the transactions contemplated pursuant to this Agreement as Purchaser may reasonably request.

           (c) Work Product Agreements. The Shareholders shall have delivered to Purchaser an Assignment of Work Product Agreement, in appropriate form, signed by all persons who have developed, modified or otherwise had access to the source code for the Software.

           (d) Execution of Agreement; Board and Shareholder Approval. All of the Shareholders who are Accredited Investors shall have executed this Agreement and Shareholders who are not Accredited Investors holding at least ninety-eight percent (98%) of the outstanding shares of Company Common Stock held by Shareholders who are not Accredited Investors shall have executed an agreement with the Purchaser in the form attached as Exhibit 9.2(d) (the "Non-Accredited Shareholder Agreement"). The Board of Directors of the Company shall have approved this Agreement and the Merger in accordance with the GBCC. No less than ninety-nine percent (99%) of all of the outstanding shares of Company Common Stock shall have been voted to approve this Agreement and the other Purchase Agreements and the Merger and the other transactions contemplated hereby in accordance with the GBCC.

           (e) No Material Adverse Effect on the Company. No event shall have occurred and no fact or circumstance shall have arisen which has had a Material Adverse Effect on the Company.

           (f) No Interest in Software. Except as set forth in Company Disclosure Schedule 9.2(f), the Company shall have eliminated or provided for the elimination of any and all claims to ownership, access, copies, source code and license and royalty interests in all software and systems associated with the Company's software.

           (g) Release of Obligations. Other than the obligations to The InterCept Group, Inc. or its Affiliates, all obligations of the Company pursuant to any loan, lease, guaranty, commitment or other undertaking of the Company, the Shareholders or any of its or their Subsidiaries and other Affiliates, whether as maker, guarantor or otherwise, shall have been fully and permanently released or satisfied pursuant to documents and agreements satisfactory in all respects to Purchaser and its counsel.

Agreement and Plan of Merger - Page 39

           (h) Escrow Agreement. The parties to the Escrow Agreement other than the Purchaser shall have executed and delivered to Purchaser the Escrow Agreement.

     9.3 Conditions to the Obligations of the Company and the Shareholders under this Agreement. The obligations of the Company and the Shareholders under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

           (a) Representations and Warranties; Covenants and Agreements; Consents. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, and Purchaser shall have performed in all material respects the agreements, covenants and obligations to be performed by it at or prior to the Closing Date. All Authorizations of or with any Governmental Authority or other third party that are required for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser shall have been obtained or made, except where the failure to obtain any such Authorizations would not have a Material Adverse Effect on Purchaser.

           (b) Certificates. Purchaser shall have furnished the Company and the Shareholders with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article 9 and otherwise to consummate the transactions contemplated pursuant to this Agreement as the Company and the Shareholders may reasonably request.

           (c) Escrow Agreement. Purchaser shall have executed and delivered the Escrow Agreement.

           (d) Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement in the form attached hereto as
Exhibit 9.3(d).

                                  ARTICLE 10
                       TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination. This Agreement may be terminated prior to the Closing Date, whether before or after approval of this Agreement by the shareholders of the Purchaser and the Company:

           (a) by mutual written consent of Purchaser and the Shareholders Representative;

           (b) by Purchaser or the Shareholders Representative if the Closing Date shall not have occurred on or prior to the Deadline Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose

Agreement and Plan of Merger - Page 40
action or failure to act has been a principal cause of or resulted in the failure of the transaction contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a willful and material breach of this Agreement;

           (c) by Purchaser, if there has been a material breach of any representation, warranty, covenant, agreement or obligation of the Company or any Shareholder hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by the Company or the Shareholders Representative, as appropriate, of notice in writing from Purchaser specifying the nature of such breach and requesting that it be remedied;

           (d) by the Shareholders Representative, if there has been a material breach in any representation, warranty, covenant, agreement or obligation of the Purchaser hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by the Purchaser, as the case may be, of notice in writing from the Shareholders specifying the nature of such breach and requesting that it be remedied;

           (e) by Purchaser if any of the conditions set forth in Section 9.1 or 9.2 is not satisfied and is no longer capable of being satisfied by the Closing Date; or

           (f) by the Shareholders Representative if any of the conditions set forth in Section 9.1 or 9.3 is not satisfied and is no longer capable of being satisfied by the Closing Date.

     10.2 Effect of Termination. If any Party terminates and abandons this Agreement pursuant to Section 10.1, this Agreement, other than Section 8.5(b),
Section 10.2, Section 10.3, Article 11 and Section 12.1 (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any Party or its officers, directors or shareholders; provided, however, that nothing contained in this Section 10.2 shall relieve any Party from any liability for any breach of this Agreement or the Confidentiality Agreement.

     10.3 Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event any Party either violates or fails or refuses to perform any covenant made by it herein, the other Party or Parties will be without adequate remedy at law. Each Party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it herein, the other Party or Parties, so long as it or they are not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties hereto.

Agreement and Plan of Merger - Page 41

     10.5 Extension; Waiver. The Parties may, at any time prior to the Closing Date, (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any extension or waiver shall be valid only if it is set forth in an instrument in writing signed on behalf of the Party against which the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by the writing as being waived, extended or modified.

                                  ARTICLE 11
                                INDEMNIFICATION

     11.1 Indemnification by the Company and Shareholders. Subject to the terms of this Article 11, the Company and the Shareholders (but after the consummation of the transactions contemplated by this Agreement, solely the Shareholders, and not the Company) shall, jointly and severally, indemnify, defend, save and hold harmless the Purchaser, and its respective subsidiaries, predecessors, successors, directors, officers, employees, agents, representatives and assigns (collectively, the "Purchaser Indemnified Parties"), from and against any Claims (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "Indemnifiable Damages"), suffered by Purchaser Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

           (a) any breach of any of the representations, warranties, covenants or agreements made by the Company or the Shareholders in this Agreement or in the other Purchase Agreements; or

           (b) any breach of any representation, warranty, covenant or agreement in a document, certificate or affidavit delivered by the Company or the Shareholders at the Closing.

     11.2 Indemnification by Purchaser. Subject to the terms of this Article 11, Purchaser shall indemnify, defend, save and hold harmless the Company and the Shareholders (but after consummation of the transactions contemplated by this Agreement, solely the Shareholders, and not the Company) (collectively, the "Company Indemnified Parties"), from and against any Indemnifiable Damages suffered by the Company Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

           (a) any breach of any of the representations, warranties, covenants and agreements made by Purchaser in this Agreement or in the other Purchase Agreements; or

           (b) any breach of any representation, warranty, covenant or agreement in a document, certificate or affidavit delivered by Purchaser at the Closing.

Agreement and Plan of Merger - Page 42

     11.3 Claims for Indemnification. The representations and warranties of the Parties in this Agreement and the other Purchase Agreements shall survive the Closing and shall remain in full force and effect until the earlier of (i) the completion of an audit and the issuance of an audit opinion by the Purchaser's independent public accountants with respect to the Surviving Corporation's fiscal year ended December 31, 2000, or (ii) April 30, 2001; provided, however, that the representations and warranties set forth in Section
5.8 shall survive until expiration of any applicable statute of limitations (including any extensions thereof) which will preclude assertion of Tax claims against the Company or the Surviving Corporation for matters existing on or prior to the date of this Agreement. The Party seeking indemnification (the "Indemnified Party") shall give the Party from whom indemnification is sought (the "Indemnifying Party") a written notice ("Notice of Claim") within sixty
(60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Article 11 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the other Party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief as to the validity of the basis for such claim, the Indemnified Party may give written notice (a "Notice of Possible Claim") of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. A Party shall have no liability under this Article 11 for breach of a representation or warranty, unless a Notice of Claim or Notice of Possible Claim therefor is delivered by the Indemnified Party prior to the Distribution Date (as defined in the Escrow Agreement); provided, however, that the limitations set forth in this
Section 11.3 shall not apply to liability under this Article 11 for any intentional breach of a representation or warranty in this Agreement. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

     11.4 Defense of Claim by Third Parties. If any claim is made by a third party against a Party to this Agreement that, if sustained, would give rise to a liability of another Party under this Agreement, the Party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other Party and shall afford the other Party and its counsel, at the other Party's sole expense, the opportunity to join in the defense and settlement of the claim. The failure to provide such notice will not relieve the Indemnifying Party of liability under this Agreement unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure.

     11.5 Third Party Claim Assistance. From time to time after the Closing, Purchaser, the Company and the Shareholders shall provide or cause their appropriate employees or representatives to provide the other Parties with information or data in connection with the handling and defense of any third party claim or litigation (including counterclaims filed by the parties) in respect to which a Party may be required to indemnify another Party under this Agreement. The Party receiving such information or data shall

Agreement and Plan of Merger - Page 43
reimburse the other Parties for all of their reasonable costs and expenses in providing these services, including, without limitation, (i) all out of pocket, travel and similar expenses incurred by their personnel in rendering these services; and (ii) all fees and expenses for services performed by third parties engaged by or at the request of such other Parties.

     11.6 Settlement of Indemnification Claims. If a recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counter-notice, setting forth the basis for disputing such claim, to Purchaser or the Shareholders' Representative, as the case may be. If no such counter-notice is given within such thirty (30) day period, or if Purchaser or the Shareholders' Representative, as the case may be, acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 11.7. If, within thirty (30) days after the receipt of counter-notice by Purchaser or the Shareholders' Representative, as the case may be, the Shareholders' Representative and Purchaser shall not have reached agreement as to the claim in question, then the Party disputing the claim shall satisfy any undisputed amount as specified in
Section 11.7 and the disputed amount of the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Atlanta, Georgia area before a panel of three
(3) arbitrators, one selected by each of the Parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a Party shall be indemnified hereunder, the amount shall be satisfied as provided in
Section 11.7. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction. The date of the arbitrator's decision or the date a claim otherwise becomes payable pursuant to this Section 11.6 is referred to as the "Determination Date."

     11.7 Manner of Indemnification by the Company and Shareholders. Where the Shareholders are obligated to indemnify the Purchaser Indemnified Parties under Section 11.1 after the Closing Date, such indemnity obligation must be satisfied first pursuant to the Escrow Agreement. Thereafter, and subject to the limitations of Section 11.8 hereof, such indemnity obligation must be satisfied by the Shareholders (or the Company, if the Closing Date fails to occur) by paying to that Purchaser Indemnified Party cash in an amount equal to the applicable Indemnified Damages.

     11.8 Certain Limitations. Notwithstanding the foregoing in this Article 11, the indemnification obligations of the parties shall not be affected by any investigation made by the parties hereto prior to the date hereof or the Closing Date and shall be subject to the following limitations:

             (a) No indemnification shall be made for breaches of representations and warranties pursuant to this Article 11 until the total Indemnifiable Damages for which the Indemnifying Party would be liable exceeds $25,000, in which event the Indemnifying Party

Agreement and Plan of Merger - Page 44
shall be obligated to indemnify to the extent the amount such Indemnifiable Damages exceed $25,000.

             (b) No indemnification shall be made for breaches of representation and warranties pursuant to this Article 11 to the extent Indemnifiable Damages to be paid by the Shareholders, on the one hand, or Purchaser, on the other hand, exceed the amount held pursuant to the Escrow Agreement, in the case of the Shareholders, or $700,000, in the case of the Purchaser.

             (c) The limitations set forth in Sections 11.8(a) and (b) shall not apply to Damages arising out of (a) fraud, (b) intentional breaches or (c) breaches of the representations and warranties in Sections 5.1, 5.2, 5.3,
Article 6, Sections 7.1, 7.2 and 7.3 or in the Non-Accredited Shareholder
---------
Agreement; provided, however, that no Shareholder will be liable under this
Section 11.8(c) for more than the Merger Consideration received by such Shareholder, with Purchaser Common Stock valued as provided in the Escrow Agreement as of the Determination Date, and if a Shareholder has sold any Purchaser Common Stock in an arm's length transaction, then such Shareholder will be liable for the amount of the sales proceeds in lieu of the Purchaser Common Stock sold.

     11.9    Exclusive Remedies. If the Closing occurs, then, subject to Section
             ------------------
11.8(c), the remedies provided in this Article 11 constitute the sole and exclusive remedies for recoveries against another party for breaches of the representations and warranties in this Agreement and for the matters specifically listed in this Article 11 as being indemnified against, but neither the foregoing nor anything else in this Agreement shall limit the right of a party to enforce the performance of this Agreement or of any contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it in equity.

     11.10   Tax Effect and Insurance. The liability of an Indemnifying Party
             ------------------------
with respect to any Indemnifiable Damages shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnified Party as a result of any losses upon which such Indemnifiable Damages are based, and shall include any tax detriment actually suffered by the Indemnified Party as a result of such losses or the claims hereunder. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such losses and shall otherwise be determined so that payment by the Indemnifying Party of the Indemnifiable Damages, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnified Party as economically whole as is reasonably practical with respect to the losses upon which the Indemnifiable Damages are based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in this Agreement.

     11.11   Subrogation. Upon payment in full of any Indemnifiable Damages,
             -----------
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a third party claim, the Indemnifying Party shall be subrogated to the extent of

Agreement and Plan of Merger - Page 45
such payment to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such Indemnifiable Damages or third party claim.

                                  ARTICLE 12
                                 MISCELLANEOUS

     12.1  Expenses.

           (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses) shall be borne by the Party incurring such costs and expenses and shall be paid by such Party prior to or on the Closing Date.

           (b) Notwithstanding any provision in this Agreement to the contrary, if any of the Parties shall willfully default in its obligations hereunder, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting Party for all damages, costs and expenses, including without limitation reasonable legal and accounting expenses incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

     12.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

           (a)  If to Purchaser, to:

                Netzee, Inc.
                2410 Paces Ferry Road
                150 Paces Summit
                Atlanta, Georgia  30339
                Attn: President and Chief Financial Officer
                Telefax:  (770) 805-2024

                Copy (which shall not constitute notice) to:

                Sutherland Asbill & Brennan LLP
                999 Peachtree Street, N.E.
                Suite 2300
                Atlanta, Georgia 30309
                Attn:  Mark D. Kaufman
                Telefax:  (404) 853-8806

Agreement and Plan of Merger - Page 46

          (b)   If to the Company or the Shareholders (prior to Closing), to:

                Dyad Corporation
                3150 Holcomb Bridge Road, Suite 200
                Norcross, Georgia  30071
                Attn:  President
                Telefax:  (770) 805-2024

                Copy (which shall not constitute notice) to:

                Alston & Bird LLP
                One Atlantic Center
                1201 West Peachtree Street
                Atlanta, Georgia  30309
                Attn:  M. Hill Jeffries
                Telefax:  (404) 881-4999

           (c) If to the Shareholders, to the addresses identified in the share records of the Company:

                Copy (which shall not constitute notice) to:

                Alston & Bird LLP
                One Atlantic Center
                1201 West Peachtree Street
                Atlanta, Georgia  30309
                Attn:  M. Hill Jeffries
                Telefax:  (404) 881-4999

or such other addresses and telefax numbers as shall be furnished in writing by any Party, and any such notice or communications shall be deemed to have been given as of the next succeeding business day after the date actually sent via overnight or express courier, five days after mailed and upon telefax confirmation of receipt to addressee by the sender.

     12.3 Parties in Interest. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors, representatives and assigns. This Agreement (and the rights and interests herein) may not be assigned by any Party without the written consent of the other Parties; provided, however, Purchaser may assign its interests herein to
(a) an entity controlling, controlled by or under common control with Purchaser or (b) a purchaser or transferee of all or substantially all of the business or assets of Purchaser, whether by sale of stock or assets, merger or otherwise. Any attempted assignment in contravention of the foregoing shall be null and void. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person or entity any rights or remedies under or by reason of this Agreement.

Agreement and Plan of Merger - Page 47

     12.4 Entire Agreement. This Agreement, which includes the Disclosure Schedules, Exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the "Purchase Agreements"), contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

     12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

     12.6  Governing Law.

           (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF GEORGIA, EXCLUDING CHOICE OF LAW PRINCIPLES.

           (b) Purchaser, the Company and the Shareholders consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States Federal District Courts of Georgia, in any judicial proceeding brought to enforce this Agreement. The Parties agree that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one Party against another Party, in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

     12.7  Arbitration.

           (a) Notwithstanding Section 12.6(b), any dispute, controversy or claim arising out of or relating to this Agreement or any other related documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association (except as otherwise provided in this Section 12.7).

           (b) Termination or limitation of Purchaser's rights in any of its software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that Purchaser shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software products or any associated intellectual property rights or documents while such proceeding is pending or in support of any award made pursuant to such arbitration.

Agreement and Plan of Merger-Page 48

     12.8 Invalidity of any Part. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     12.9 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a federal, public or legal holiday, the Party having such right or duty shall have until 5:00 p.m., Atlanta, Georgia time on the next succeeding regular business day to exercise such right or to discharge such duty.

     12.10  Shareholders Representative.

            (a) By executing this Agreement, each of the Shareholders (notwithstanding any Shareholder's current or future mental or physical disability or incompetency) hereby irrevocably constitutes and appoints J.T. Moore and his successors, acting as hereinafter provided, as his attorney-in-fact and agent in his name, place and stead in connection with the transactions and agreements contemplated by this Agreement with respect to matters: (i) prior to the Closing Date, as specified herein, and (ii) subsequent to the Closing Date (the "Shareholders' Representative"), and acknowledges that such appointment is coupled with an interest. By executing this Agreement under the heading "Shareholders' Representative," J.T. Moore hereby (i) accepts his appointment and authorization to act as Shareholders' Representative as attorney-in-fact and agent on behalf of the Shareholders in accordance with the terms of this Agreement, and (ii) agrees to perform his obligations under, and otherwise comply with, this Section 12.10.

Agreement and Plan of Merger-Page 49

          (b)  Each Shareholder by this Agreement fully and completely hereby:
(a) authorizes the Shareholders' Representative (i) to dispute or to refrain from disputing any claim made by Purchaser under this Agreement or the other Purchase Agreements, (ii) to negotiate and compromise any dispute which may arise under, and to exercise or refrain from exercising remedies available under this Agreement or the other Purchase Agreements and to sign any release or other document with respect to such dispute or remedy, (iii) to give such instructions and to do such other things and refrain from doing such other things as the Shareholders' Representative shall deem necessary or appropriate to carry out the provisions of this Agreement or the other Purchase Agreements (iv) waive any condition to the Closing, and (v) to agree in his discretion with the Purchaser to amend this Agreement; and (b) agrees to be bound by all agreements and determinations made by and documents executed and delivered by the Shareholders' Representative under this Agreement or the other Purchase Agreements.

          (c) Each of the Shareholders hereby expressly acknowledges and agrees that the Shareholders' Representative is authorized to act on his behalf, notwithstanding any dispute or disagreement between the Shareholders, and that Purchaser and any other person or entity shall be entitled to rely on any and all actions taken by the Shareholders' Representative under this Agreement or the other Purchase Agreements without any liability to, or obligation to inquire of, any of the Shareholders. Purchaser and any other person or entity is hereby expressly authorized to rely on the genuineness of the signatures of both members of the Shareholders' Representative, and upon receipt of any writing which reasonably appears to have been signed by Shareholders' Representative, Purchaser and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

          (d) If J.T. Moore ceases to function in his capacity as the Shareholders' Representative for any reason whatsoever, then C. Michael Bowers shall have the right to appoint a successor.

          (e) The authorizations of the Shareholders' Representative shall be effective until his rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Shareholders to the Purchaser under this Agreement.

          (f) Shareholders who execute this Agreement shall jointly and severally indemnify the Shareholders' Representative and his successor and assigns harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket expenses and legal fees and expenses that may be imposed in connection with or arising out of the performance by the Shareholders' Representative under this Agreement, provided that the Shareholders' Representative has not acted with gross negligence or in bad faith or exhibited willful misconduct.


                 [Remainder of Page Intentionally Left Blank.]

Agreement and Plan of Merger-Page 50

     IN WITNESS WHEREOF, Purchaser, the Company and the Executing Shareholders have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                             PURCHASER:

                                             NETZEE, INC.

                                             By:  /s/ Glenn W. Sturm
                                                -----------------------------
                                             Name:  Glenn W. Sturm
                                                  ---------------------------

                                             Title: Chief Executive Officer
                                                   --------------------------


                                             THE COMPANY

                                             DYAD CORPORATION

                                             By:  /s/ C. Michael Bowers
                                                -----------------------------

                                             Name: C. Michael Bowers
                                                  ---------------------------

                                             Title:  President
                                                   --------------------------


                                             THE SHAREHOLDERS:


                                             ________________________________
                                             Gary T. Anderson


                                             ________________________________
                                             William R. Asbell, Jr.

                                             /s/ C. Michael Bowers
                                             ________________________________
                                             C. Michael Bowers


                                             ________________________________
                                             William J. Ching


                                             ________________________________
                                             Jonathan R. Coe

Agreement and Plan of Merger-Page 51

                                    /s/ John W. Collins
                                    ----------------------------------
                                    John W. Collins


                                    FDS, LLC

                                    By: /s/ John W. Collins
                                       -------------------------------
                                    Name:_____________________________
                                    Title:____________________________

                                    /s/ Jim Graves
                                    ----------------------------------
                                    Jim Graves

                                    __________________________________
                                    Neil E. Grayson

                                    /s/ William D. Hasewinkle
                                    ----------------------------------
                                    William D. Hasewinkle

                                    __________________________________
                                    Andrew L. Howell


                                    INTERCEPT HOLDING COMPANY, INC.

                                    By: /s/ Donny R. Jackson
                                       -------------------------------
                                    Name: Donny R. Jackson
                                         -----------------------------
                                    Title: President
                                          ----------------------------

                                    /s/ Donny R. Jackson
                                    ----------------------------------
                                    Donny R. Jackson


                                    JCB VENTURE PARTNERSHIP III

                                    By: /s/ Robert S. Doolittle
                                       -------------------------------
                                    Name:   Robert S. Doolittle
                                         -----------------------------
                                    Title:  Partner
                                          ----------------------------

                                    __________________________________
                                    Jonathan H. Klapper

                                    /s/ Michael C. Nunan
                                    ----------------------------------
                                    Michael C. Nunan

Agreement and Plan of Merger - Page 52

                                    /s/ David L. Patten
                                    ----------------------------------
                                    David L. Patten


                                    PHOENIX INTERNATIONAL LTD., INC.


                                    By: /s/ Bahram Yusefzadeh
                                       -------------------------------
                                    Name:   Bahram Yusefzadeh
                                         -----------------------------
                                    Title:  CHM & CEO
                                          ----------------------------

                                    PICKERING INVESTMENTS

                                    By:_______________________________
                                    Name:_____________________________
                                    Title:____________________________


                                    SIRROM INVESTMENTS, INC.

                                    By: /s/ Michael P. Keller
                                       -------------------------------
                                    Name:   Michael P. Keller
                                         -----------------------------
                                    Title:  Vice President
                                          ----------------------------


                                    __________________________________
                                    Susan L. Spencer

                                    __________________________________
                                    John W. Spencer, II

                                    /s/ Glenn W. Sturm
                                    __________________________________
                                    Glenn W. Sturm

                                    /s/ Mike Sulpy
                                    ----------------------------------
                                    Mike Sulpy

                                    TAF, L.P.

                                    By:_______________________________
                                    Name:_____________________________
                                    Title:____________________________

                                    __________________________________
                                    Charles D. Vaughn

Agreement and Plan of Merger - Page 53